Contact:	Jim Davidson	Tony Pordon

	Executive VP – Finance 201-325-3303	Senior Vice President 248-648-2540

	jdavidson@unitedauto.com	tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO ANNOUNCES MANAGEMENT CHANGES

Samuel X. DiFeo Retires

Robert H. Kurnick, Jr. Named Vice Chairman

BLOOMFIELD HILLS, MI, March 13, 2006 – United Auto Group, Inc. (NYSE: UAG) today announced that Samuel X. DiFeo, its President and Chief Operating Officer is retiring from his position and taking on the responsibility of assisting with certain of our international operations. Mr. DiFeo will be based in Florida as he assumes his new responsibilities. Chairman and CEO Roger Penske noted, “Sam DiFeo has played an instrumental role in the growth of UnitedAuto. We thank Sam for his years of service and are pleased to receive his continuing support and efforts.”

In addition, Robert H. Kurnick, Jr., previously the Company’s Executive Vice President, has been appointed to the post of Vice Chairman. Penske commented, “Rob has been a key member of our management group since our original investment in 1999, and we look forward to the benefits of his continued insight in this new role.” Mr. Kurnick also has been nominated as a director of UnitedAuto, subject to election at the Company’s annual shareholders meeting in May.

About UnitedAuto

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 294 retail automotive franchises, representing 40 different brands, and 27 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 171 franchises in 19 states and Puerto Rico and 123 franchises located internationally, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000 and has approximately 13,900 employees.

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